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                                   FORM OF
                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement"), dated as of the ____th day of _________, 1996, is made by and between ROCKSHOX, INC., a Delaware corporation (the "Company"), and STEPHEN W. SIMONS, an individual ("Executive"), and amends and restates that certain Employment Agreement (the "Former Agreement") dated March 24, 1995 between Executive and the Company's predecessor, RSx Holdings, Inc., a Delaware corporation ("Holdings").

                                  RECITALS:

     A. The Former Agreement contained a program for payment of bonuses to Executive as described in Section 4 of the Former Agreement (the "Bonus Plan"). Pursuant to this Agreement, the Bonus Plan will be terminated.

     B. Immediately prior to execution of this Agreement, Holdings merged with and into the Company, with the Company as the surviving corporation.

     C. Executive and the Company have mutually determined that certain teams and provisions of the Former Agreement shall be amended.

     NOW, THEREFORE, the parties agree as follows:

     1. EMPLOYMENT. Subject to the termination provisions of Sections 6 and 7, the Company shall employ Executive as the President of the Company for a period commencing on the date of this Agreement and terminating on March 31, 1998. Subject to the termination provisions of Sections 6 and 7, and unless Executive notifies the Company in writing of Executive's election to not renew this Agreement no later than 30 days prior to the end of any term of this Agreement, this Agreement shall automatically renew itself for one-year terms, not to exceed two one-year renewal terms in total. Executive shall be responsible for the general management of the affairs of the Company as more particularly set forth on EXHIBIT A attached hereto and shall report to the Board of Directors of the Company. Executive shall diligently, faithfully and competently perform to the best of his ability, on a full-time basis, all duties of the Office of President as described in this Section 1, and shall devote as much of his productive time and abilities to the performance of such duties as is required to accomplish such duties.

     2. ONGOING PAYMENTS. During the term of this Agreement, the Company will pay Executive a salary at a rate of Two Hundred Fifty Thousand Dollars ($250,000) per annum


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("Salary"), payable in substantially equal monthly or more frequent installments. Executive's Salary may be increased from time to time during the term of this Agreement at the discretion of the Company's Board of Directors.

     3. TERMINATION PAYMENT. Upon execution of this Agreement, the terms of the Former Agreement, including, without limitation, the Bonus Plan, shall terminate and shall be no longer effective. Within five business days after the execution of this Agreement, the Company shall pay to Executive a cash payment of Three Million Six Hundred Fifty-Eight Thousand Five Hundred Dollars ($3,658,500) in consideration of termination of the Bonus Plan.

     4. INCENTIVE COMPENSATION. For each of the Company's fiscal years commencing April 1, 1996 during the term of this Agreement in which Executive has been an employee of the Company for the entire fiscal year, the Company shall pay to Executive a cash bonus of (i) an amount not to exceed fifty percent (50%) of Executive's Salary based upon the evaluation of Executive's performance of his duties with respect to the oversight of the Company's manufacturing and production and (ii) an amount not to exceed fifty percent (50%) of Executive's Salary based upon the evaluation of Executive's performance of his duties as President of the Company and upon the performance of the Company during the fiscal year. The aggregate amounts paid to Executive under clauses (i) and (ii) of the immediately preceding sentence shall be referred to in this Agreement as an "Incentive Bonus." The payment of any Incentive Bonus shall occur no later than 30 days following the delivery to the Company of its fiscal year end audited financial statements. The evaluation of Executive's performance and the performance of the Company and the amount of any Incentive Bonus shall be determined by the Company's Board of Directors or a duly authorized committee thereof in its sole and exclusive discretion.

     5. BENEFITS. During the term of this Agreement, the Company will provide for Executive's participation in benefit programs on the same basis as the other executive officers of the Company.

     6.   TERMINATION FOR CAUSE.

          a. The Company may terminate this Agreement, all of the Company's obligations under this Agreement, and Executive's employment hereunder for "cause," upon the delivery of written notice to Executive following the occurrence of any one of the following on the part of Executive: (a) conviction of any crime or criminal offense involving monies or other property, or any felony; (b) Executive's breach of any of his fiduciary duties of loyalty as an officer of the Company; (c) repeated and willful failure to diligently, faithfully and competently perform any of the directions of the Company's Board of Directors; (d) Executive's violation of any non-competition agreement with the Company or with any affiliate of the Company; and (e) Executive's termination of this Agreement or his employment hereunder for any reason other than for Good Reason. In the event of termination of this Agreement for "cause," no amounts shall be payable by the Company thereafter; PROVIDED, HOWEVER, amounts earned under Section 2 which have not been paid to Executive as of the date of such termination and the amount, if any, of Incentive Bonus

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earned but not paid to Executive for any fiscal year prior to the fiscal year in which termination for "cause" occurs shall remain payable by the Company.

          b. Notwithstanding anything contained in this Agreement to the contrary, in the event of Executive's death or, at the election of Executive or the Company, in the event of Disability, this Agreement shall terminate upon the delivery of written notice to the Company, Executive or his estate, as the case may be. In the event of termination of this Agreement pursuant to this
Section 6.b., the Company shall pay to Executive or his estate, as the case may be, (i) amounts earned under Section 2 which have not been paid to Executive as of the date of such termination, (ii) Executive's Salary for a one-year period following such event, (iii) the amount, if any, of Incentive Bonus earned but not paid to Executive for any fiscal year prior to the fiscal year in which such termination occurs and (iv) a pro rata share of the Incentive Bonus, if any, that would otherwise be payable to Executive for the fiscal year of the Company in which Executive died or became Disabled, pro rated as of the date on which death or Disability occurs. "Disability" or "Disabled" shall mean the inability of Executive to substantially perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for a continuous period of six months.

     7.   TERMINATION FOR GOOD REASON.

          a. Executive may terminate this Agreement for any event which constitutes Good Reason. "Good Reason" shall be defined to be (x) a breach by the Company of any of its obligations under Sections 2, 3, 4, or 5 of this Agreement or (y) any 60-day continuous period in which the Executive's primary responsibilities are, without Executive's concurrence and in the absence of any breach of this Agreement by Executive, different from the responsibilities set forth on EXHIBIT A; PROVIDED, HOWEVER, Executive shall have no right to terminate this Agreement pursuant to clause (x) of this paragraph unless Executive first delivers written notice of such breach to the Company, and the Company fails to cure such breach within 10 days of receipt of such notice from Executive.

          b. If Executive terminates this Agreement for Good Reason under clause (x) of Section 7.a., Executive shall be entitled to payment of (i) his Salary up to the effective date of termination, (ii) his Salary for 12 months following the effective date of termination, (iii) the amount, if any, of Incentive Bonus earned but not paid to Executive for any fiscal year prior to the fiscal year in which such termination occurs and (iv) the amount of Incentive Bonus, if any, that otherwise would have been payable to Executive (had Executive not terminated this Agreement for Good Reason under clause (x) of Section 7.a.) for the Company's fiscal year in which such termination occurs.

          c. If Executive terminates this Agreement for Good Reason under clause (y) of Section 7.a., Executive shall be entitled to payment of (i) his Salary up to the effective date of termination, (ii) his Salary for the balance of the fiscal year in which such termination occurs, (iii) the amount, if any, of Incentive Bonus earned but not paid to Executive for any fiscal year prior to the fiscal year in which such termination occurs and (iv) the amount, if any, of Incentive Bonus (pro rated as of the effective date of termination for Good Reason under clause (y) of Section 7.a.) that would otherwise have been payable to Executive (had Executive not terminated this Agreement for Good Reason under clause (y) of Section 7.a.) for the fiscal year of the Company in which Executive terminates his employment for Good Reason; PROVIDED, HOWEVER, Executive shall deliver

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written notice to the Company of Executive's election to terminate this
Agreement for Good Reason under clause (y) of Section 7.a. stating the reason why Executive alleges he has the right to terminate this Agreement for Good Reason under clause (y) of Section 7.a., and the Company shall have 30 days following receipt of such written notice to remedy the situation which Executive alleged is the basis for his right to terminate for Good Reason under clause (y) of Section 7.a. If the Company remedies such alleged basis for termination within 30 days of its receipt of such written notice, this Agreement shall remain in full force and effect. If the Company fails to remedy such alleged basis for termination within 30 days of its receipt of such written notice, this Agreement shall be deemed terminated for Good Reason under clause (y) of Section 7.a., effective on the 30th day following the Company's receipt of such written notice.

     8. AFFILIATE TRANSACTIONS. For as long as Executive is employed by the Company, or Executive or any member of his family is the beneficial owner of any stock of the Company, neither Executive, any member of his family nor any affiliate (as such term is used in Section 501(b) of the Securities Act of 1933, as amended) of Executive shall engage, directly or indirectly, in any business transaction with the Company or any of its affiliates without the approval of the Board of Directors of the Company (which approval shall include the approval of at least one disinterested director), as reflected in the minutes of the Board of Directors' meetings.

     9. INVENTIONS. Executive agrees that all inventions conceived of or developed by Executive during the term of his employment with the Company, its predecessors or their respective subsidiaries, including without limitation Rockshox, Inc., a California corporation, and RSx Holdings, Inc., a Delaware corporation (all such entities collectively referred to as "Employers"), whether alone or jointly with others, which relate to, during the term of the Executive's previous employment with Employers or during the term of this
Agreement:

     (a)  the business of any of the Employers; or

     (b) any business or other company in which any of the Employers has or had an ownership interest to the extent any such invention:

     (i) was or is conceived or developed by Executive pursuant to a business, development, marketing or similar plan of any of the Employers; or

     (ii) related to or relates to an actual or demonstrably anticipated research and development of any of the Employers shall be the Company's exclusive property. Executive shall (i) promptly disclose in writing to the Company each invention conceived or developed by Executive during the term of his employment with the Company, (ii) assign all rights to inventions which are the property of the Company pursuant to this Section 9 to the Company and
(iii) assist the Company in every way to obtain and protect any patents on such inventions. This Section does not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, a copy of which is attached hereto as EXHIBIT B.

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     10.  SPECIFIC PERFORMANCE.  The parties hereto agree that their rights under Section 9 of this Agreement are special and unique and that any violation thereof would not be adequately compensated by money damages, and each grants the other the right to specifically enforce (including injunctive relief where appropriate) the terms of Section 9 of this Agreement.

     11. NOTICES. Any notice, request, consent or communication (collectively a "Notice") under this Agreement shall be effective only if it is in writing and
(i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service for next day delivery, with delivery confirmed, or
(iv) telecopied, with receipt confirmed, addressed as follows:

          a.   If to Executive:
                 Steve Simons
                 27461 Sherlock Road
                 Los Altos Hills, CA  94022
                 Telephone:  (415) 948-0267

with a copy to:  Steve Cohen, Esq.
                 Parcel, Mauro, Hultin & Spaanstra
                 1801 California Street, Ste. 3600
                 Denver, CO  80202
                 Telephone  (303) 297-4554
                 Telecopier:  (303) 295-3040

          b.   If to the Company:
                 RockShox, Inc.
                 401 Charcot Avenue
                 San Jose, CA  95131
                 Telephone:  (408) 232-7402
                 Telecopier:  (408) 435-7468
                 Attention:  President

with a copy to:  Sandra A. Golze, Esq.
                 McCutchen, Doyle, Brown & Enersen, LLP
                 Three Embarcadero Center
                 San Francisco, CA 94111
                 Telephone: (415) 393-2316
                 Telecopier: (415) 393-2286

with a copy to:  Morris K. Withers, Esq.
                 Bryan Cave
                 1200 Main Street, Suite 3500
                 Kansas City, Missouri 64105
                 Telephone:  (816) 474-7400
                 Telecopier:  (816) 391-7600

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or such other persons or addresses as shall be furnished in writing by either party to the other party. A Notice shall be deemed to have been given as of the date when (i) personally delivered, (ii) three days after the date when deposited with the United States mail properly addressed, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telecopy is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

     12. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Executive.

     13. GOVERNING LAW; WAIVER OF JURY TRIAL; VENUE. This Agreement shall be governed by the law of the State of California as to all matters, including, but not limited to, matters of validity, construction, effect and performance, except that no doctrine of choice of law shall be used to apply any law other than that of the state of California. IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, EACH OF THE PARTIES HERETO WAIVES ALL RIGHTS TO A TRIAL BY JURY. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES DISTRICT COURT SITTING IN THE STATE OF CALIFORNIA AND OF ANY CALIFORNIA STATE COURT FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR IN THE FUTURE HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     14. ATTORNEYS' FEES. If any legal action or other proceeding is commenced to enforce or interpret any provision of, or otherwise relating to, this Agreement, the losing party shall pay the prevailing party's reasonable expenses incurred in the investigation of any claim leading to the proceeding, preparation for and participation in the proceeding, any appeal or other post judgment motion, and any action to enforce or collect the judgment, including contempt, garnishment, levy, discovery and bankruptcy. "Expenses" shall include, without limitation, court or other proceeding costs and experts' and attorneys' fees and their expenses. The phrase "prevailing party" shall mean the party who is determined in the proceeding to have prevailed and who prevails by dismissal, default or otherwise.

     15. SEVERABILITY. The Company and Executive believe the covenants contained in this Agreement are reasonable and fair in all respects, and are necessary to protect the interests of the Company and Executive. However, in case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid, illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be

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reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

     16. NEUTRAL INTERPRETATION. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement hereof shall be interpreted in a neutral manner, and not more strongly for or against either party based upon the source of the draftsmanship hereof.

     17. MISCELLANEOUS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and may not be modified orally, but only by a writing subscribed by the party charged therewith. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings (whether oral or written) between the parties, including, without limitation, the Former Agreement, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

                              COMPANY:

                              ROCKSHOX, INC.

                              By:________________________________________

                              Title:_____________________________________

                              EXECUTIVE:

                              ___________________________________________
                              Stephen W. Simons

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